SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   [ X ]
Filed by a party other than the Registrant   [   ]
Check the appropriate box:
[    ]   Preliminary proxy statement
[ X ]   Definitive proxy statement
[    ]   Definitive additional materials
[ ] Soliciting material pursuant to §240-14a-12	[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Semitool, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[    ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:

(2)     Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

        [   ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:

(2)     Form, Schedule or Registration Statement No.:

(3)     Filing Party:

(4)     Date Filed:

SEMITOOL, INC.

Notice of Annual Meeting of Shareholders
To Be Held February 3, 2006

To the Shareholders of Semitool, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Semitool, Inc., a Montana corporation (the “Company”), will be held at The Lodge at Whitefish Lake located at 1400 Wisconsin Avenue, Whitefish, Montana 59937, at 2:30 p.m., local time, on February 3, 2006, for the following purposes:

        1.        ELECTION OF DIRECTORS. To elect eight directors of the Company to serve until the 2007 Annual Meeting of Shareholders or until their successors are elected and qualified.

        2.        RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accountants for the Company for the fiscal year ending September 30, 2006.

        3.        OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement, which is attached hereto and made a part hereof.

        The Board of Directors has fixed the close of business on January 3, 2006 as the record date for determining the shareholders entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders and any adjournment or postponement thereof.

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, YOU ARE URGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING IN ACCORDANCE WITH YOUR INSTRUCTION. YOU MAY SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE, OR (3) BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AND MAILING IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD OR SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

By Order of the Board of Directors, /s/ Raymon F. Thompson —————————————— Raymon F. Thompson Chairman of the Board and Chief Executive Officer

Kalispell, Montana
January 20, 2006

SEMITOOL, INC.
655 West Reserve Drive
Kalispell, Montana 59901

PROXY STATEMENT

General Information

        This Proxy Statement is furnished to the shareholders of Semitool, Inc., a Montana corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2006 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on February 3, 2006, at The Lodge at Whitefish Lake located at 1400 Wisconsin Avenue, Whitefish, Montana 59937, at 2:30 p.m., local time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

        This Proxy Statement, the form of proxy, and the Company’s 2005 Annual Report are first being mailed to shareholders on or about January 20, 2006.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Mr. Richard Hegger) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

        The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with such solicitation.

        The close of business on January 3, 2006 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 31,688,842 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. With respect to the election of directors, each shareholder is entitled to cumulate his or her votes, meaning that such shareholder can multiply the number of shares owned by the number of board positions to be filled, and allocate such votes for all or as many director nominees as he or she may designate.

        An automated system administered by the Company’s transfer agent will tabulate votes cast by proxy at the meeting, and the inspector of elections appointed for the meeting will tabulate votes cast in person at the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, but will not be counted for or against any of the proposals to be voted upon at the meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Eight directors will be elected at the Annual Meeting to serve until the 2007 Annual Meeting of Shareholders or until their successors are elected or appointed and qualified or until the director’s earlier resignation or removal. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the additional vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as a nominee or as a director, if elected. Each of the eight nominees for director who receives the greatest number of votes will be elected.

        Set forth below is the age and certain biographical information relating to the director nominees, all of whom currently are directors of the Company. All of the director nominees were elected to serve on the Board at the 2005 Annual Meeting of Shareholders.

        Raymon F. Thompson, age 64, founded Semitool in 1979 and serves as Chairman and Chief Executive Officer. In 1979, Mr. Thompson designed, patented and introduced the first on-axis rinser/dryer for the semiconductor industry.

        Howard E. Bateman, age 71, has served on the Company’s Board of Directors since 1990. Mr. Bateman formerly owned and operated Entech, a Pennsylvania company that was an independent sales representative for the Company’s products from 1979 to 1996. Mr. Bateman is Chairman of the Company’s Compensation Committee.

        Donald P. Baumann, age 71, has served on the Company’s Board of Directors since 2003. Mr. Baumann currently is a consultant to the semiconductor equipment industry. From 1994 through 2001 he served as President of the semiconductor equipment manufacturer, SEZ North America, a subsidiary of The SEZ Group of Zurich, Switzerland. Earlier in his career he held senior management positions in worldwide sales and marketing for other companies in the semiconductor industry. Mr. Baumann is a member of the Company’s Compensation Committee.

        C. Richard Deininger, age 72, has served on the Company’s Board of Directors since 2004. Mr. Deininger has worked in the semiconductor industry for over 30 years. He served for 15 years in various executive management positions at Advanced Micro Devices, Inc. (AMD), most recently as Director of Manufacturing Technologies. Prior to joining AMD, he had a 30-year career with IBM in various capacities. Mr. Deininger has been an independent businessman since 2003 and now owns and manages Deininger & Associates Consulting, a consulting firm for manufacturing technologies. He also serves on the Board of Directors of Triant Technologies Inc. of Nanaimo, B.C. Canada, which is listed on the Toronto Stock Exchange. Mr. Deininger is a member of the Company’s Compensation Committee.

        Timothy C. Dodkin, age 56, has been employed by the Company since 1985 and has served on the Company’s Board of Directors since 1998. Mr. Dodkin served as our European Sales Manager from 1985 to 1986, when he became Senior Vice President, Managing Director of Semitool Europe, Ltd. From September 2001 to June 2003 he was the Company’s Senior Vice President, Global Sales and Marketing and from June 2003 to present he has served as Executive Vice President. Prior to joining the Company, Mr. Dodkin worked at Cambridge Instruments, a semiconductor equipment manufacturer, for ten years in national and international sales.

        Daniel J. Eigeman, age 71, has served on the Company’s Board of Directors since 1985. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., and from 1993 to 1999 was a shareholder of Junkermier, Clark, Campanella, Stevens, P.C., both accounting firms. Mr. Eigeman currently serves as a director of CPA Mutual Insurance of America, Inc. Mr. Eigeman, a certified public accountant, is Chairman of the Company’s Audit Committee.

        Charles P. Grenier, age 56, has served on the Company’s Board of Directors since 2003. Mr. Grenier was Executive Vice President of Plum Creek Timber Company, a New York Stock Exchange listed company, from 1994 to 2000, and he was a director of that company from 1995 to 2000. Currently, he is a director of Winter Sports, Inc., a public company traded over the counter. Mr. Grenier graduated from Stanford University with a bachelor of arts in economics and holds a masters of business administration from Harvard University. Mr. Grenier is a member of the Company’s Audit Committee.

        Steven C. Stahlberg, age 39, has served on the Company’s Board of Directors since 2004. Mr. Stahlberg, a certified public accountant, is a founder of Stahlberg & Sutherland, CPAs, which specializes in management advisory services, cash flow analysis and forecasting, and employee relations. Prior to forming his firm, he worked extensively in governmental and nonprofit auditing as well as management advisory services. Mr. Stahlberg is a member of the Company’s Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

Relationships Among Directors or Executive Officers

        There are currently no family relationships among any of the directors or executive officers of the Company.

Meetings and Committees of the Board of Directors

        During the fiscal year ended September 30, 2005, the Board met four times. The Board has two committees: the Audit Committee and the Compensation and Stock Option Committee (the “Compensation Committee”). The functions of a nominating committee are performed by the entire Board. During the fiscal year ended September 30, 2005, no director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board.

        The Audit Committee held seven formal meetings in the fiscal year ended September 30, 2005 and has as its members Messrs. Eigeman, Grenier and Stahlberg. The Audit Committee also held a number of informal meetings to review progress on the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The primary function of the Audit Committee is to assist the Board of Directors in overseeing management’s conduct of the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) system of internal controls; and (3) annual independent audit of the Company’s financial statements. See “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

        The Audit Committee operates under a Charter approved by the Board of Directors. The current Charter is attached hereto as Appendix A. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) (“Rule 4200(a)(15)”) of the Marketplace Rules of the Nasdaq Stock Market, Inc.

        The Board of Directors has determined that at least one member of the Audit Committee is a “financial expert” within the meaning of Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Eigeman is both a “financial expert” within the meaning of such regulation and is also “independent” within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. Mr. Eigeman is a certified public accountant and has served on the Company’s Board of Directors since 1985 and on its Audit Committee since 1995. From 1971 to 1993, Mr. Eigeman was President of Eigeman, Hanson & Co., P.C., and from 1993 to 1999 was a shareholder of Junkermier, Clark, Campanella, Stevens, P.C., both accounting firms. In the course of his career, Mr. Eigeman acquired (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, (iv) an understanding of internal control over financial reporting, and (v) an understanding of audit committee functions.

        The Board of Directors also considers Mr. Grenier and Mr. Stahlberg to be “financial experts”, but has elected to designate Mr. Eigeman as a “financial expert” for purposes of Item 401(h)(2) of Regulation S-K of the Exchange Act.

        The information regarding the Charter of the Audit Committee and the independence of the members of the Audit Committee provided in the preceding paragraphs shall not be deemed to be “soliciting material,” or deemed “filed” with the Commission and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act whether made before or after the date hereof and irrespective of any general language to the contrary.

        The Compensation Committee held two formal meetings in the fiscal year ended September 30, 2005 and has as its members Messrs. Bateman, Baumann and Deininger. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock option plan and performs such other duties as may from time to time be determined by the Board. See “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.”

        The function of a nominating committee is performed by the entire Board of Directors. In addition, the Articles of Incorporation of the Company specify procedures for shareholders to nominate one or more persons for election as directors at an annual meeting. The Board of Directors has not considered adopting a written charter or policy for considering nominees recommended by shareholders in addition to those procedures already contained in the Articles of Incorporation of the Company. All of the directors are “independent” within the meaning of the independence requirements of Rule 4200(a)(15) of the Nasdaq Marketplace Rules, except for Messrs. Thompson and Dodkin, Company executives, and Mr. Baumann, who received consulting fees in excess of $60,000. A vote of a majority of the independent directors on the Board are required for the nomination or appointment of any person to the Board.

        In reviewing potential candidates for the Board, the Board considers the individual’s experience in the semiconductor industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, and the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Company retains Management Technologies, Inc., to provide a “personality” profile of the candidate obtained from a written response sheet, which report may be used in the selection process. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

        The Board did not receive, by a date not later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, a recommended nominee from a shareholder that beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date the recommendation was made, or from a group of shareholders that beneficially owned, in the aggregate, more than 5% of the Company’s voting common stock.

Communication between Shareholders and Directors

        The Company’s Board of Directors currently does not have a formal process for shareholders to send communications to the Board of Directors and does not believe such procedures are necessary at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board.

Director Attendance at Annual Meeting

        It is the policy of the Company and Board of Directors that all directors attend the Annual Meeting of Shareholders and be available for questions from the shareholders. All sitting directors nominated for election were in attendance at the 2005 Annual Meeting of Shareholders, except Messrs. Deininger and Dodkin. It is anticipated that all directors nominated for election at the 2006 Annual Meeting of Shareholders also will be in attendance at that meeting.

Compensation of Directors

        Upon becoming a member of the Board, non-employee directors receive options to purchase 3,000 shares of Common Stock, and thereafter receive an annual option grant to purchase 2,000 shares of Common Stock. The Company’s non-employee directors also receive an $8,000 quarterly fee, but do not receive any additional amounts for Board meetings attended. Members of the Audit Committee receive an additional $1,500 quarterly fee and members of the Compensation Committee receive an additional $500 quarterly fee, respectively, for service on those committees. All non-employee directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. Employee directors of the Company do not receive compensation for their services as directors.

Board Independence

        If all of the nominees to the Board of Directors are elected, the Board will have a majority of “independent directors”, as that term is used in the Nasdaq Marketplace Rules. Messrs. Thompson and Dodkin are executive officers of the Company, and consequently are not considered “independent”. The Board has determined that all of the other nominees are “independent” within the meaning of the Nasdaq Marketplace Rules, except for Mr. Baumann, who received $75,633 in fiscal 2005 for marketing and sales consulting services to the Company. The Board holds executive sessions where only the “independent directors” are in attendance so that any topic can be discussed outside the presence of directors that also are executive officers. There were three executive sessions during the fiscal year ended September 30, 2005.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of the Record Date for (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the officers appearing in the Summary Compensation Table below and (iv) all directors and executive officers as a group. The address of each of the persons in this table is c/o Semitool, Inc., 655 West Reserve Drive, Kalispell, Montana 59901.

	Shares Beneficially Owned
Directors, Executive Officers and 5% Shareholders	Number	Percent(1)
Raymon F. and Ladeine A. Thompson(2)	9,845,918	31.1%
Howard E. Bateman(3)	38,000	*
Donald P. Baumann(4)	7,000	*
C. Richard Deininger(5)	5,000	*
Daniel J. Eigeman(6)	27,800	*
Charles P. Grenier(4)	9,000	*
Steven C. Stahlberg(5)	5,150	*
Larry E. Murphy(7)	60,000	*
Timothy C. Dodkin(8)	185,000	*
Larry A. Viano(9)	44,750	*
Dana R. Scranton(10)	28,150	*
Royce & Associates, LLC(11)	3,584,733	11.3%
Wells Fargo & Company(12)	2,242,940	7.1%
All directors and executive officers as a group (13 persons)(13)	10,293,918	32.0%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(2)	Includes 160,000 shares held in the name of the Floyd Foundation Trust of which Mr. Thompson is the trustee.
(3)	Includes 30,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(4)	Includes 7,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(5)	Includes 5,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(6)	Includes 26,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(7)	Includes 60,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(8)	Includes 185,000 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(9)	Includes 44,750 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(10)	Includes 28,150 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.
(11)	Based on a Schedule 13-G filed with the Commission on February 2, 2005, Royce & Associates, LLC, a New York corporation, has sole voting power and sole dispositive power with respect to 3,584,733 shares of the Company’s Common Stock.
(12)	Based on a Schedule 13-G filed with the Commission on January 31, 2005, Wells Fargo & Company, a Delaware corporation, has sole or shared dispositive power or sole voting power with respect to 2,242,940 shares of the Company’s Common Stock.
(13)	Includes 436,050 shares issuable pursuant to options which are exercisable within 60 days of the Record Date.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        PricewaterhouseCoopers LLP has served as the Company’s independent registered public accountants since 1984 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accountants for the Company’s fiscal year ending September 30, 2006. Ratification of the proposal requires the affirmative vote of a majority of the outstanding shares of the Company’s Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that ratification of this selection of independent registered public accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of independent registered public accountants.

        A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

FEES PAID TO PRICEWATERHOUSECOOPERS LLP

Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 30, 2005 and September 30, 2004 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees(1)	$2,021,747	$370,102
Audit-Related Fees(2)	--	--
Tax Fees(3)	209,098	204,325
All Other Fees(4)	2,495	1,500

Total	$2,233,340	$575,927

(1)	Audit Fees consist of fees billed for professional services rendered for the integrated audit of the Company’s consolidated annual financial statements and of its internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” There were no Audit-Related Fees incurred in fiscal 2005 or fiscal 2004.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance and tax planning.
(4)	All Other Fees consist of fees for products and services other than the services reported above. In fiscal 2005 and fiscal 2004, All Other Fees consisted primarily of access to an online library of financial reporting and assurance literature. Fiscal 2005 also included the purchase of a software program.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accountants

        The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expedition of services is necessary. The independent registered public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. None of the services rendered by the independent registered public accountants were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2006.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

        The following table sets forth information relating to compensation received by the Company’s current Chief Executive Officer and the four other most highly compensated executive officers of the Company (the “Named Executive Officers”) during the periods indicated.

						Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation(1)
Raymon F. Thompson	2005	$350,013	--	$189,161	(2)	--	$6,875
Chairman of the Board	2004	240,010	--	143,442	(2)	--	6,500
and Chief Executive Officer	2003	185,840	--	120,033	(2)	--	5,500
Larry E. Murphy	2005	$300,011	$50,000	$40,000	(3)	60,000	$6,875
President and	2004	106,822	--	60,000	(3)	140,000	1,500
Chief Operating Officer
Timothy C. Dodkin	2005	$336,285	--	$184,339	(4)	--	$6,875
Executive Vice President	2004	279,010	--	150,000	(4)	--	6,500
	2003	286,000	--	170,700	(4)	100,000	5,500
Larry A. Viano	2005	$150,006	--	--		--	$6,875
Vice President and	2004	128,755	--	--		--	6,438
Chief Financial Officer	2003	103,900	--	--		20,000	5,194
Dana R. Scranton	2005	$163,840	$1,293	--		--	$6,875
Vice President, Surface	2004	144,010	--	--		--	6,500
Preparation Technology	2003	130,700	--	--		5,000	4,800

(1)	Represents Company contributions to the Company’s 401(k) plan on behalf of the Named Executive Officer.
(2)	Represents the incremental cost to the Company for personal use of Company aircraft.
(3)	Other annual compensation includes $40,000 and $60,000 in fiscal years 2005 and 2004, respectively, in moving and housing allowance.
(4)	Other annual compensation includes $184,339, $150,000 and $155,000 in fiscal years 2005, 2004 and 2003, respectively, in relocation allowance for Mr. Dodkin’s move from our Cambridge, UK office to the corporate headquarters in Kalispell, Montana.

Option Grants in Last Fiscal Year

        The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended September 30, 2005. In addition, as required by the Commission rules, the table sets forth the hypothetical gains that would exist for the respective options based on assumed rates of annual compound price appreciation during the option term.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted(2)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Raymon F. Thompson	--	--	--	--	--	--
Larry E. Murphy	60,000	14.03%	$7.67	10/31/14	$289,417	$733,440
Timothy C. Dodkin	--	--	--	--	--	--
Larry A. Viano	--	--	--	--	--	--
Dana R. Scranton	--	--	--	--	--	--

(1)	Potential realizable value is determined by applying an amount equal to the fair market value on the date of grant to the stated annual appreciation rate, compounded annually for the remaining term of the option, subtracting the exercise price at the end of the period and multiplying the remaining number by the number of shares subject to the option. Actual gains, if any, on stock option exercise and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that the amounts reflected in this table will be achieved.
(2)	Reflects options that have a ten-year term and vest and become exercisable at the rate of 5% per quarter.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

        The following table discloses for each of the Named Executive Officers certain information relating to options to purchase the Company’s Common Stock exercised during the fiscal year ended September 30, 2005 and options to purchase the Company’s Common Stock held at the end of the fiscal year ended September 30, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2005		Value of Unexercised In-the-Money Options at September 30, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymon F. Thompson	--	--	--	--	--	--
Larry E. Murphy	--	--	42,000	158,000	$9,880	$43,720
Timothy C. Dodkin	4,000	$18,183	170,853	69,147	$340,775	$218,350
Larry A. Viano	--	--	41,500	11,500	$91,204	$43,670
Dana R. Scranton	--	--	27,000	3,000	$20,745	$10,918

(1)	Based on the fair market value of the Company’s Common Stock as of September 30, 2005 of $7.95.

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended September 30, 2005, Messrs. Bateman, Baumann and Deininger served on the Compensation Committee of the Board of Directors. No interlocking relationship exists between any member of the Company’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee of the Board of Directors, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be deemed to be incorporated by reference into any such filings under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

        The Compensation Committee was formed in 1995 and currently consists of Messrs. Bateman, Baumann and Deininger. The Committee reviews the Company’s executive compensation programs and compensation levels of executive officers and approves cash bonuses to such officers. The Committee also administers the Company’s 2004 Stock Option Plan (the “Stock Option Plan”). Decisions concerning the compensation of the Company’s executive officers made by the Compensation Committee are subject to the review of the full Board (excluding any interested director).

Executive Officer Compensation Programs

        The objectives of the Executive Officer Compensation Programs are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including 401(k) deferred compensation, medical and life insurance plans. Executive compensation is intended to combine competitive levels of compensation and rewards for performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of shareholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and shareholder interests, thereby enhancing shareholder value.

        Base Salaries. Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s financial performance generally. The weight given to each such factor may vary from individual to individual.

        Incentive Bonuses. The Compensation Committee believes that cash incentive bonuses can serve to motivate the Company’s executive officers and managers to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by management and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance generally.

        Stock Option Grants. Stock options are granted to executive officers and other employees under the Stock Option Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with shareholder interests. Stock option grants are intended to focus the attention of the recipient on the Company’s long-term performance which the Company believes results in improved shareholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earning potential. To this end, stock options generally vest and become fully exercisable over a five-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Stock Option Plan does not provide any quantitative method for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

        Other Compensation Plans. The Company has adopted certain general employee benefit plans in which executive officers are permitted to participate on parity with other employees. The Company also provides a 401(k) deferred compensation pension plan. Benefits under these general plans are indirectly tied to the Company’s performance.

        Deductibility of Compensation. Section 162(m) of the Internal Revenue Code (“IRC”) disallows a deduction by the Company for certain compensation exceeding $1.0 million paid to any Named Executive Officer, excluding, among other things, certain performance based compensation. Because the compensation figures for the Named Executive Officers have not approached the limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit. However, the Stock Option Plan is designed to qualify any compensation realized by Named Executive Officers from the exercise of an option as performance based compensation. The Compensation Committee remains aware of the existence of the IRC Section 162(m) limitations, and the available exemptions, and will address the issue of deductibility when and if circumstances warrant the use of such exemptions in addition to the exemption contemplated under the Stock Option Plan.

Chief Executive Officer Compensation

        The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Thompson’s base salary was $350,013 at the end of our 2005 fiscal year. He did not receive any bonuses or stock options. His base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size in the semiconductor equipment manufacturing industry. The Committee believes that the overall compensation package for Mr. Thompson is comparable to the range of packages for Chief Executive Officers of competitor companies.

                                              MEMBERS OF THE COMPENSATION COMMITTEE

Howard E. Bateman
Donald P. Baumann
C. Richard Deininger

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

        The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2005, which include the consolidated balance sheets of the Company as of September 30, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity, cash flows and of comprehensive income (loss) for each of the three years in the period ended September 30, 2005, and the notes thereto.

Review with Management

        The Audit Committee has reviewed and discussed with management the Company’s audited financial statements and system of internal controls.

Review and Discussions with Independent Registered Public Accountants

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

        The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee also reviewed and approved the non-audit services of PricewaterhouseCoopers LLP.

Conclusion

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005.

                                MEMBERS OF THE AUDIT COMMITTEE

Daniel J. Eigeman
Charles P. Grenier
  Steven C. Stahlberg

CERTAIN TRANSACTIONS

        The following is a description of certain transactions and relationships entered into or existing since the beginning of fiscal year 2005 between the Company and certain affiliated parties:

        During the fiscal year ended September 30, 2005, the Company leased three (3) airplanes from limited liability companies wholly-owned by Mr. Thompson. Under these lease agreements, the Company made rental payments aggregating $3,240,000 during the fiscal year ended September 30, 2005. Mr. Thompson has access to the aircraft for occasional personal use and any such use of the aircraft by Mr. Thompson is shown as additional compensation to him in the Summary Compensation Table based on the incremental cost to the Company for such use. For the fiscal year ended September 30, 2005, the additional compensation to Mr. Thompson for such use was $189,161 (See “Executive Compensation and Other Information”).

        The Company’s current lease payments aggregate $270,000 per month. The lease terms are month-to-month. The terms of the lease agreements were based on comparable information on lease rates received from independent aircraft leasing dealers and finance entities for similar aircraft. The Company also leases hangar space from a limited liability company wholly-owned by Mr. Thompson with a monthly rental of $4,100. The Company believes that these lease agreements are on terms no less favorable to the Company than could have been obtained from an unaffiliated party.

        During the fiscal year ended September 30, 2005, the Company acted as a sales representative to Starview Technology, Inc., a provider of manufacturing software for the semiconductor industry in which Mr. Thompson and his son-in-law, Thomas Sulzbacher, are majority shareholders. The Company earned sales commissions in the amount of $165,000 for fiscal year 2005.

        The Company has retained Mr. Donald P. Baumann, a director nominee, to provide sales and marketing consulting services in the San Francisco bay area. He is paid $1,000 per day for up to five days per month, plus certain out-of-pocket expenses. He is also paid a retainer of $3,000 per month. Consulting fees paid to Mr. Baumann in fiscal year 2005 totaled $75,633.

STOCK PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total shareholder return on the Company’s Common Stock from September 30, 2000 through the end of the Company’s fiscal year ended September 30, 2005, with the percentage change in the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the RDG Semiconductor Composite Index. The comparison assumes an investment of $100 on September 30, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

Following is a listing of each of the plot points illustrated in the graph:

	Sept-00	Sept-01	Sept-02	Sept-03	Sept-04	Sept-05
Semitool, Inc.	$100.00	$74.61	$40.20	$62.20	$59.24	$62.05
Nasdaq Stock Market (U.S.)	$100.00	$41.00	$33.00	$50.54	$53.30	$59.63
RDG Semiconductor Composite	$100.00	$40.99	$26.01	$46.87	$40.83	$52.19

SHAREHOLDER PROPOSALS

        To be considered for presentation to the annual meeting of the Company’s shareholders to be held in 2007, a shareholder proposal must be received by Mr. Richard Hegger, General Counsel and Secretary, 655 West Reserve Drive, Kalispell, Montana 59901, not before November 5, 2006 and no later than December 5, 2006.

SHAREHOLDER NOMINATIONS FOR DIRECTOR

        Pursuant to the Company’s Articles of Incorporation, nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of directors at the meeting who complies with the notice procedures. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, notice by the shareholder to be timely must be so received not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of (1) the sixtieth day prior to such annual meeting, or (2) tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

        Such shareholder’s notice must set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Company which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

OTHER MATTERS

        Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by the Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended September 30, 2005, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except in respect of Mr. Larry Murphy, who filed a late Form 4 on stock option grants that occurred in November 2004 and Mr. Tim Dodkin, who filed a late Form 4 on stock option exercises that occurred in November 2004. Also, Mr. Raymon Thompson was one day late on filing a Form 4 on stock sold in July 2005 due to a late sale notice received from the selling broker.

        Other Matters. The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

        It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors, /s/Raymon F. Thompson —————————————— Raymon F. Thompson Chairman of the Board and Chief Executive Officer

APPENDIX A

AUDIT COMMITTEE CHARTER
January 2006

I.      PURPOSE
        The Audit Committee is appointed by the Company’s Board of Directors (“Board”) to oversee the Company’s (1) financial reporting process, including the financial reports and other financial information provided to the public; (2) systems of internal control; (3) annual independent audit of the Company’s financial statements; and to provide an open avenue of communication among the independent auditors, management and the Board. In discharging its oversight role, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers (“NASD”) applicable to Nasdaq listed issuers. Additionally, the Committee is empowered to investigate any matter within its scope of responsibilities with full access to all books, records, facilities and personnel of the Company, and retain independent counsel, auditors and other experts in the conduct of any such investigation. The responsibilities of the Audit Committee are as set forth in this Charter. These responsibilities shall not be deemed to include the duty to plan or conduct audits, or to determine whether the Company’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, which shall remain the responsibility of management and the independent auditors. The Board and Audit Committee are in place to represent the Company’s stockholders. Accordingly, the independent auditor is ultimately accountable to the Board and the Audit Committee. The Audit Committee shall not be required to conduct any investigation or to ensure compliance with any laws and or regulations, except to the extent necessary to fulfill its duties as set forth herein.

II.     COMPOSITION
        The Audit Committee shall be comprised of three or more directors as determined by the Board, elected in accordance with the requirements of the Company’s By-Laws. Each member shall satisfy the independence and other requirements of the SEC and the rules of the NASD applicable to Nasdaq-listed issuers and shall be able to read and understand fundamental financial statements prepared in accordance with the rules of the NASD applicable to Nasdaq-listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

III.    RESPONSIBILITIES
        The Committee’s policies and procedures will remain flexible, in order to best react to changing conditions.

1.	Review this Charter at least annually and update as conditions dictate.

2.	With respect to the Company’s independent auditors:

a.	The Committee is responsible for the appointment, compensation and oversight of the independent auditors’ work.

b.	The Committee shall preapprove all audit and non-audit services provided by the independent auditors to the Company other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant such preapproval. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Company’s shareholders.

c.	The Committee shall review the independence of the independent auditors, including a review of all services, and related fees. The Committee shall request that the independent auditors at least annually provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the rules of the NASD applicable to Nasdaq-listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

d.	The oversight work of the Committee shall include the resolution of any disagreements between management and the independent auditors regarding financial reporting for the purpose of the preparation or issuance of the audit report and related work.

3.	Review and discuss with management and the independent auditors, before release, the audited financial statements and Management’s Discussion and Analysis proposed to be included in the Company’s Annual Report in Form 10-K and the unaudited interim financial statements and Management’s Discussion and Analysis proposed to be included in the Company’s quarterly reports in Form 10-Q. Make a recommendation to the Board whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

4.	Review with management and the independent auditors the unaudited operating results and related discussion proposed to be included in the Company’s quarterly news release.

5.	In consultation with the independent auditors and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a.	The Company’s annual financial statements and related notes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

d.	Any significant changes required in the independent auditors’ audit plan.

e.	The adequacy of the Company’s system of internal financial controls.

f.	Any material deficiency in, or suggested improvement to, the procedures or practices employed by the Company as reported by the independent auditors in their annual management letter.

g.	The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

h.	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

i.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

j.	The Company’s SEC disclosure controls and procedures.

6.	Review and approve related party transactions.

7.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

8.	Issue the Audit Committee Report prepared in conformity with Item 306(a) of SEC Regulation S-K for inclusion in the Company’s annual proxy statement.

9.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

10.	Review with the Company’s counsel, legal compliance matters and any legal matter that could have a significant impact on the Company’s financial statements.

11.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate in order to fulfill its duties and responsibilities.

IV.    MEETINGS
        The Committee shall meet four times annually, or more frequently as the Committee deems necessary. In order to foster open communication, the Committee will meet with management and the independent auditors in separate sessions at least quarterly.

[FORM OF FRONT OF PROXY CARD]

REVOCABLE PROXY
SEMITOOL, INC.
ANNUAL MEETING OF SHAREHOLDERS
Date: February 3, 2006
Time: 2:30 p.m.
This proxy is solicited on behalf of the Board of Directors

RAYMON F. THOMPSON and LARRY A. VIANO, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Semitool, Inc. (the “Company”), to be held on February 3, 2006, and any adjournment or postponement thereof.

BOARD OF DIRECTORS’ RECOMMENDATIONS: The Board of Directors recommends a vote FOR the election of all nominees for director listed on the reverse side hereof and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2006.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS INSTRUCTION CARD PROMPTLY IN
THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO
VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

SEMITOOL, INC. — ANNUAL MEETING, DATE: FEBRUARY 3, 2006

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.  Call toll free 1-866-242-2542 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or
2.  Via the Internet at https://www.proxyvotenow.com/smtl and follow the instructions.

or
3.  Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[FORM OF BACK OF PROXY CARD]

Revocable Proxy
SEMITOOL, INC.

     Annual Meeting of Shareholders
           February 3, 2006

                                                     Withhold For All
                                                  For     All   Except
1. To elect:                                [    ]   [    ]    [    ]

Nominees: (01) Raymon F. Thompson,
(02) Howard E. Bateman, (03) Donald P. Baumann,
(04) C. Richard Deininger, (05) Timothy C. Dodkin,
(06) Daniel J. Eigeman, (07) Charles P. Grenier and
(08) Steven C. Stahlberg

INSTRUCTION: To withhold authority to vote for any
nominee(s), mark "For All Except" and write that nominee(s')
name(s) or number(s) in the space provided below.

_________________________________________________

Please be sure to date and sign
this instruction card in the box below.	Please mark as [ X ]
                                         indicated in this
                                         example

                                                                                        For   Against   Abstain
 2. To ratify the appointment of PricewaterhouseCoopers   [    ]    [    ]    [    ]
     LLP as the Company's independent registered public
     accountants for the fiscal year ending September 30, 2006.

     The Board of Directors recommends a vote "FOR" proposals 1 and 2 listed above.
     Mark here if you plan to attend the meeting [ ]

     Mark here for address change and note change [ ]

     __________________________________________________________
     __________________________________________________________
     __________________________________________________________

Please sign exactly as your name(s) appear(s) hereon.

Date

Sign above

***IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ
THE INSTRUCTIONS BELOW ***

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1.  By Mail; or
2.  By Telephone (using a Touch-Tone Phone); or
3.  By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., February 3, 2006. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., February 3, 2006: 1-866-242-2542	Vote by Internet anytime prior to 3 a.m., February 3, 2006 go to https://www.proxyvotenow.com/smtl

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

Your vote is important!